EXHIBIT 99.1

Lightbridge Provides Business Update and Announces First Quarter 2026 Financial Results

RESTON, Va., April 27, 2026 (GLOBE NEWSWIRE) – Lightbridge Corporation (“Lightbridge” or the “Company”) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the quarter ended March 31, 2026, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge, commented, "The first quarter of 2026 reflects the depth and pace of Lightbridge's program execution. We received patent allowances from three major jurisdictions—Canada, the United States, and the European Patent Office—expanding the scope of patent protection for Lightbridge Fuel™ across the CANDU fleet, the U.S. domestic light water reactor market, and 39 European contracting states. We also entered into an engineering contract with Stern Laboratories to launch a multi-phase thermal-hydraulics test program to support U.S. regulatory licensing of our fuel for light water reactors. We were selected to serve on the Industry Advisory Board of a $6 million DOE-funded research initiative at Penn State. And our technical team presented proprietary uranium-zirconium alloy research at TMS2026, contributing to the scientific foundation that underpins everything we are building.”

“We believe this is the most promising time for the growth of nuclear power in decades. Record global generation in 2025, sweeping U.S. executive action to accelerate reactor permitting and NRC reform, and landmark procurement commitments from the world's largest technology companies have collectively shifted the industry from a question of 'if' to a question of 'when and how fast.' Lightbridge is building to be the answer to the 'how'—specifically, how the existing global reactor fleet and new-build water-cooled reactors deliver more power and further enhanced safety, with improved economics.”

“Our program is advancing on every front. We have grown to over two dozen in-house engineers across all of our core disciplines, including neutronics, thermal hydraulics, fuel performance, materials, fuel assembly mechanical design, licensing, high-performance computing, and program management, and we continue to add talent. The qualification pathway ahead of us is well-defined. We expect Lightbridge Fuel will enable power uprates of up to 30% or more for new-build water-cooled reactors, meaningfully more than any other approach, while operating approximately 1,000 degrees Celsius cooler. In existing light-water reactors, Lightbridge Fuel is expected to enable power uprates of up to 20% or more (depending on balance-of-plant constraints) and to extend the fuel cycle length. In addition to creating new nuclear generating capacity, the world is seeking greater power from the infrastructure it already has. That is precisely the problem we’ve designed Lightbridge Fuel to solve."

Financial Highlights

Working capital was approximately $215.8 million at March 31, 2026, compared to $201.7 million at December 31, 2025.

Cash Flows Summary

At March 31, 2026, the Company had cash and cash equivalents of $215.7 million, as compared to $201.9 million at December 31, 2025, an increase of $13.8 million, consisting of the following:

•

Cash used in operating activities for the quarter ended March 31, 2026 was $4.8 million, an increase of $1.5 million compared to $3.3 million for the quarter ended March 31, 2025. The increase was primarily due to increased cash expenditures on R&D and general and administrative expenses, partially offset by higher interest income, reflecting increased average cash balances following equity financings.

•

Cash provided by financing activities for the quarter ended March 31, 2026 was $18.6 million, a decrease of $1.6 million compared to $20.2 million for the quarter ended March 31, 2025. The decrease was due to a $1.6 million decrease in net proceeds received from the issuance of common stock under our ATM program and a $0.2 million decrease in net proceeds from the exercise of stock options, partially offset by a $0.2 million decrease in the payment of withholding taxes related to the net share settlement of equity awards.

Balance Sheet Summary

Total assets were $218.9 million and total liabilities were $1.3 million at March 31, 2026.

•	Stockholders’ equity was $217.6 million at March 31, 2026, as compared to $203.0 million at December 31, 2025.

First Quarter 2026 Operations Summary

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General and administrative expenses amounted to $4.3 million for the quarter ended March 31, 2026, compared to $3.5 million for the quarter ended March 31, 2025. The $0.8 million increase was primarily due to a $0.7 million increase in stock-based compensation for employees, contractors, and directors, reflecting several new stock-based awards granted after the prior period end, including performance stock awards, and a $0.1 million increase in other administrative expenses, including recruiting fees and IT expenses. Total stock-based compensation included in G&A expenses was $1.8 million and $1.1 million for the three months ended March 31, 2026, and March 31, 2025, respectively.

•

Lightbridge’s total R&D expenses amounted to $3.3 million for the quarter ended March 31, 2026, compared to $1.7 million for the quarter ended March 31, 2025, an increase of $1.6 million. The increase was primarily due to a $1.0 million increase in allocated employee compensation and stock-based compensation, reflecting: an increase in new hires, increased employee bonuses, and several new stock-based awards granted after the prior period end, including performance stock awards; a $0.5 million increase in IT expenses, which include additional computer hardware, software, and operating expenses related to the Company’s high-performance computer; and a $0.1 million increase in other outside R&D expenses. Total stock-based compensation included in research and development expenses was $0.7 million and $0.2 million for the three months ended March 31, 2026, and 2025, respectively.

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Total other income was $1.3 million for the quarter ended March 31, 2026, compared to $0.4 million for the quarter ended March 31, 2025. Other income consisted of interest income earned from treasury bills and our bank savings account, driven by higher average cash balances.

•	Net loss was $6.3 million for the quarter ended March 31, 2026, compared to $4.8 million for the quarter ended March 31, 2025.

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CONFERENCE CALL & AUDIO WEBCAST

Lightbridge will host a conference call on Tuesday, April 28 at 4:00 p.m. ET to discuss the Company’s financial results and provide an update on its fuel development activities. The conference call will be led by Seth Grae, President & Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register using this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial in to the conference call 15 minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential to delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light-water and pressurized heavy-water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors to deliver the same benefits, plus load-following with renewables, on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance, LLC, the United States Department of Energy’s operating contractor for Idaho National Laboratory, the United States’ lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell 2000® and Russell 3000® Indexes. For more information, please visit www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on YouTube. Subscribe to access past demonstrations, interviews, and other video content at https://www.youtube.com/@lightbridgecorporation

Lightbridge is on X (formerly Twitter). Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology, including risks related to the design and testing of nuclear fuel incorporating its technology and the degree of market adoption of Lightbridge’s product and service offerings; dependence on strategic partners; any adverse changes to Lightbridge’s agreements or relationship with the U.S. government and its national laboratories; Lightbridge’s ability to fund its future operations, including general corporate overhead and outside research and development expenses, and continue as a going concern; the future market and demand for Lightbridge’s fuel for nuclear reactors and its ability to attract customers; Lightbridge’s ability to manage the business effectively in a rapidly evolving market; Lightbridge’s ability to employ and retain qualified employees and consultants that have experience in the nuclear industry; competition and competitive factors in the markets in which Lightbridge competes, including from accident-tolerant fuels; access to and availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s nuclear fuel development timeline; access to and availability of adequate resources and manufacturing capabilities at national laboratories that affect our nuclear fuel development timeline and project costs; Lightbridge’s ability to deploy and operate a dedicated nuclear fuel fabrication facility; the increased costs associated with metallization of Lightbridge’s nuclear fuel; uncertainties related to conducting business in foreign countries; public perception of nuclear energy generally; changes inlaws, rules, and regulations governing Lightbridge’s business; changes in the political environment; development and utilization of, and challenges to, Lightbridge’s intellectual property domestically and abroad; the volatility of the trading price of Lightbridge’s securities and the potential for purchasers of its securities to incur substantial losses; and other factors described in Lightbridge’s filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as a result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements,” all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
ASSETS
Current Assets
Cash and cash equivalents	$215,671,445	$201,862,421
Prepaid expenses and other current assets	1,465,618	712,983
Total Current Assets	217,137,063	202,575,404
Other Assets
Prepaid project costs and other long-term assets	1,673,316	1,140,000
Trademarks	127,007	119,391
Total Assets	$218,937,386	$203,834,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,291,564	$847,451
Total Current Liabilities	1,291,564	847,451

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, no shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value, 100,000,000 authorized shares, 35,000,312 shares and 33,407,495 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	35,000	33,407
Additional paid-in capital	407,720,844	386,719,120
Accumulated deficit	(190,110,022)	(183,765,183)
Total Stockholders’ Equity	217,645,822	202,987,344
Total Liabilities and Stockholders’ Equity	$218,937,386	$203,834,795

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2026	2025
Revenue	$—	$—

Operating Expenses
General and administrative	4,334,520	3,480,010
Research and development	3,347,627	1,665,913
Total Operating Expenses	7,682,147	5,145,923

Operating Loss	(7,682,147)	(5,145,923)

Other Income
Interest income	1,337,308	374,911
Total Other Income	1,337,308	374,911

Net Loss Before Income Taxes	(6,344,839)	(4,771,012)
Income taxes	—	—
Net Loss	$(6,344,839)	$(4,771,012)

Net Loss Per Common Share
Basic and diluted	$(0.20)	$(0.24)

Weighted Average Number of Common Shares Outstanding	32,043,868	19,547,312

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2026	2025
Operating Activities
Net Loss	$(6,344,839)	$(4,771,012)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,497,269	1,355,181

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(827,635)	(266,889)
Prepaid project costs and other long-term assets	(533,316)	(173,757)
Accounts payable and accrued liabilities	438,113	556,624
Net Cash Used in Operating Activities	(4,770,408)	(3,299,853)

Investing Activities
Trademarks	(7,616)	—
Net Cash Used in Investing Activities	(7,616)	—

Financing Activities
Proceeds from sale of common stock in public offerings	19,215,191	20,871,109
Issuance costs related to sale of common stock in public offerings	(628,143)	(657,914)
Net proceeds from the exercise of stock options	—	220,697
Payments for taxes related to net share settlement of equity awards	—	(194,878)
Net Cash Provided by Financing Activities	18,587,048	20,239,014

Net Increase in Cash and Cash Equivalents	13,809,024	16,939,161
Cash and Cash Equivalents, Beginning of Period	201,862,421	39,990,827
Cash and Cash Equivalents, End of Period	$215,671,445	$56,929,988

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